Exhibit 23.12

CONSENT

We hereby consent to the reference to our studies relating to the valuation report of options granted by Plaza Centers N.V. to Elbit Imaging Ltd.'s Vice Chairman of the Board in respect of the Company's operations in India as of December 31, 2008 dated April 2009 and as of December 31, 2007 dated March 2008, appearing in the Annual Report on Form 20-F of Elbit Imaging Ltd. for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, and to the incorporation by reference of such Annual Report in this Registration Statement on Form F-3 filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed with the Registration Statement or the Annual Report under the provisions of the Securities Act of 1933, as amended.

/s/ BDO Ziv Haft Consulting & Management Ltd.
BDO Ziv Haft Consulting & Management Ltd.

Tel Aviv, Israel
February 9, 2011